EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Navidea Biopharmaceuticals Completes $30 Million Registered Direct Offering of Common Stock

DUBLIN OHIO, September 24, 2013 -- Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a biopharmaceutical company focused on precision diagnostic radiopharmaceuticals, today announced that it has completed the sale of common stock and warrants (the "Units") for gross proceeds of $30 million under a registered direct public offering with Crede CG III, Ltd. (“Crede”), a wholly-owned subsidiary of Crede Capital Group, LLC, a U.S.-based accredited, institutional investor.

The price paid by Crede is $2.84 per Unit, which is equal to the closing bid price of Navidea common stock on Monday, September 23, 2013.  Each Unit consists of one share of NAVB common stock, and a warrant to purchase three tenths (0.3) of a share of NAVB common stock at an exercise price of $3.83, representing a 35% premium above the closing bid price of Navidea common stock on Monday, September 23, 2013. Under the Offering, Navidea has issued to Crede 10,563,381 shares of Navidea common stock and warrants to purchase up to an aggregate of 3,169,015 shares of NAVB common stock.  The warrants have a three-year term.

Net proceeds realized by Navidea in connection with the offering are expected to be $28.8 million after deducting the placement agent fees and estimated offering expenses. The Company expects to use the net proceeds to support the additional growth of the Company including pursuit of commercial opportunities for Lymphoseek® outside the U.S., the continued development of its neurodegenerative imaging portfolio, further evaluation of Manocept™ platform initiatives, and other general corporate purposes.

Dr. Mark Pykett, CEO of Navidea, stated, "Navidea has been actively cultivating relationships with the institutional investment community and our efforts have generated ongoing interest in Navidea. We are pleased with this significant investment by Crede Capital Group, a quality family-office institutional investor with strong knowledge of the biotechnology industry and the international marketplace.”

JMP Securities served as placement agent for this transaction.

About Navidea Biopharmaceuticals Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is actively developing four radiopharmaceutical agent platforms – Lymphoseek® (technetium 99m tilmanocept) Injection, NAV4694, NAV5001 and RIGScanTM – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and, ultimately, patient care. Navidea’s first commercial agent, Lymphoseek, was approved by the FDA in March 2013. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s use of proceeds of the Offering and plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Source: Navidea Biopharmaceuticals, Inc.
Navidea Biopharmaceuticals	Stern Investor Relations, Inc.
Brent Larson, 614-822-2330	Beth DelGiacco, 212-362-1200
Executive VP & CFO

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